Contact:
Pippa Isbell Vice President, Corporate Communications Tel: +44 (0) 7775 703725 Email: pippa.isbell@orient-express.com	Kal Goldberg Financial Dynamics Tel: +1 212 850 5731 E: kal.goldberg@fd.com

ORIENT-EXPRESS HOTELS AND DUBAI HOLDINGS

Hamilton, Bermuda.  October 19, 2007. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) announced today that it has delivered the following letter to the Dubai Investment Group from its President and Chief Executive Officer, Paul White:

“As President and CEO of Orient-Express Hotels Ltd., I write to acknowledge your recent investment in Orient-Express.  As you are fully aware our Board has previously advised you that Orient-Express had no interest in the transaction Dubai Group wished to discuss.  It has been the view of the Board of Directors that the Company’s standalone business strategy provided the best long-term value and opportunities for the Company and its shareholders.

In addition, as you may be aware, the Company’s structure gives it the ability to oppose effectively any proposals that it does not believe to be in the best interests of the Company and its shareholders.  The Company will make full use of this authority where appropriate.”

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